Exhibit 10.4

PAETEC HOLDING CORP.

2011 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Background

PAETEC Holding Corp., a Delaware corporation (the “Company”), has granted you an Award of restricted stock units (the “Restricted Stock Units”) for shares of the common stock, par value $.01 per share, of the Company (the “Stock”) pursuant to the PAETEC Holding Corp. 2011 Omnibus Incentive Plan (the “Plan”). The information concerning the number of Restricted Stock Units granted to you, the grant date, and the vesting schedule are set forth in the document entitled “Notification of Grant Award” (the “Notification”) sent to you by the Company’s equity plan administrator, Merrill Lynch. The terms of the award as set forth in the Notification are governed by the Plan as well as the terms contained in this Restricted Stock Unit Agreement (the “Agreement”).

Carefully review all of the terms and conditions described in this Agreement and in the Plan. You are deemed to have accepted the Award as described in the Notification and to agree to all of the terms and conditions described in the Agreement and in the Plan. Should you wish to reject the award and thereby forfeit any and all rights under the Plan you must email stockoptions@paetec.com within 90 days after the Grant Date.

Restricted Stock Units/ Nontransferability	The purchase price for the Restricted Stock Units is deemed paid by your services to the Company. Your Restricted Stock Units may not be sold, assigned, pledged, hypothecated or otherwise transferred, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process.

Vesting

Your right to the Stock under the Award will vest according to the vesting schedule set forth in the Notification beginning on the first year anniversary of the Grant Date, provided you then continue in Service. The resulting aggregate number of vested shares will be rounded to the nearest whole number (with 0.5 of a share rounded down), and you may not vest in more than the number of shares covered by the Award. Please see Schedule 1 attached hereto for vesting schedule examples.

Your right to the Stock under the Award will become 100% vested upon your termination of Service, if your Service terminates as a result of your death or Disability. No Stock will vest after your Service has terminated for any reason other than as a result of your death or Disability.

Forfeiture of Unvested Stock	In the event that your Service terminates for any reason other than your death or Disability, you will forfeit to the Company all of the Stock subject to the Award that has not yet vested.

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Stock Issuance	Upon the vesting of the Restricted Stock Units, the Company will issue to you the Stock to which such vested Restricted Stock Units relate. The issuance of your Stock under the Award will be evidenced in such a manner as the Committee, in its discretion, will deem appropriate, including, without limitation, book entry or direct registration or issuance of one or more stock certificates. You will have no further rights with regard to a Restricted Stock Unit once the Stock related to such Restricted Stock Unit has been issued.

Withholding Taxes	You agree, as a condition of the Award, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the payment of dividends or the vesting of Stock acquired under the Award. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the payment of dividends or the vesting of Stock arising from the Award, the Company will have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate. Subject to the prior approval of the Company, which may be withheld by the Company, in its sole discretion, you may elect to satisfy this withholding obligation, in whole or in part, by causing the Company to withhold Stock otherwise issuable to you or by delivering to the Company Stock already owned by you. The Stock so delivered or withheld must have an aggregate Fair Market Value equal to the withholding obligation and may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Retention Rights	Neither the Award nor this Agreement gives you the right to be retained by the Company (or any parent, Subsidiary or other Affiliate) in any capacity. The Company reserves (and any parent, Subsidiary, or other Affiliate reserves) the right to terminate your Service at any time and for any reason.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until a certificate for the Stock relating to the Restricted Stock Units has been issued (or an appropriate book entry or direct registration entry has been made). You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Stock, a cash payment for each share of Stock subject to the Award as of the record date for such dividend equal to the per-Unit dividend paid on the Stock.

Adjustments	In the event of a stock split, a stock dividend, reverse stock split or a similar change in the Stock, the number of shares of Stock covered by the Award will be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. Your Restricted Stock Units will be subject to the terms of the agreement of merger, liquidation, or reorganization, in the event that the Company is subject to such corporate activity, to the extent specified in the Plan.

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Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Forum Selection	At all times each party hereto: (1) irrevocably submits to the exclusive jurisdiction of any New York court or Federal court sitting in New York; (2) agrees that any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby will be heard and determined in such New York or Federal court; (3) to the extent permitted by law, irrevocably waives (i) any objection such party may have to the laying of venue of any such action or proceeding in any of such courts, or (ii) any claim that such party may have that any such action or proceeding has been brought in an inconvenient forum; and (4) to the extent permitted by law, irrevocably agrees that a final nonappealable judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this section entitled “Forum Selection” will affect the right of any party hereto to serve legal process in any manner permitted by law.

The Plan

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meanings set forth in the Plan.

This Agreement, the Notification and the Plan constitute the entire understanding between you and the Company regarding this Award of Restricted Stock Units. Any prior agreements, commitments or negotiations concerning this Award of Restricted Stock Units are superseded. In the event any provision of this Agreement or the Notification should appear to be inconsistent with the Plan, the Plan will control.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data include, but are not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By receiving the Award, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed (including, with respect to non-U.S. resident Grantees, to the United States) to transferees who will include the Company and other persons who are designated by the Company to administer the Plan.

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Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By receiving the Award, you agree that the Company may deliver the Plan prospectus, the Company’s annual proxy materials and its annual report to stockholders and other documents to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact Estacia Vosika, PAETEC Holding Corp., 704-319-1922, or stockoptions@paetec.com to request paper copies of these documents.

This is not a stock certificate or a negotiable instrument.

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